                                                                     EXHIBIT 2.2


                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                          ENGINEERING ANIMATION, INC.

                                      AND

                           TRANSOM TECHNOLOGIES, INC.

                            ------------------------

                          DATED AS OF AUGUST 19, 1998

                            ------------------------

                               TABLE OF CONTENTS
                          AGREEMENT AND PLAN OF MERGER

 ARTICLE I. THE MERGER..................................................   1
  1.1.      The Merger..................................................   1
  1.2.      Closing.....................................................   1
  1.3.      Effective Time..............................................   1
  1.4.      Effects of the Merger.......................................   1
  1.5.      Certificate of Incorporation and By-Laws....................   1
  1.6.      Directors and Officers......................................   1
  1.7.      Tax and Accounting Consequences.............................   2
ARTICLE II. CONVERSION AND EXCHANGE OF SHARES...........................   2
  2.1.      Definition..................................................   2
  2.2.      Total Merger Consideration..................................   2
  2.3.      Conversion of Transom Series A Warrants.....................   2
  2.4.      Conversion of Transom Preferred Stock.......................   2
  2.5.      Conversion of Transom Common Stock..........................   3
  2.6.      Exchange of Shares..........................................   4
  2.7.      Options to Acquire Transom Common Stock.....................   4
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF..........................   5
  3.1.      Corporate Organization......................................   5
  3.2.      Capitalization..............................................   5
  3.3.      Authority; No Violation.....................................   5
  3.4.      Consents and Approvals......................................   6
  3.5.      Reports.....................................................   6
  3.6.      Compliance with Applicable Law..............................   6
  3.7.      Financial Statements........................................   6
  3.8.      Absence of Certain Changes or Events........................   7
  3.9.      Legal Proceedings and Restrictions..........................   7
  3.10.     Taxes and Tax Returns.......................................   7
  3.11.     Employee Benefits...........................................   9
  3.12.     Employment and Labor Relations..............................  10
  3.13.     Contracts...................................................  10
  3.14.     Undisclosed Liabilities.....................................  11
  3.15.     Environmental Liability.....................................  11
  3.16.     Tangible Assets.............................................  12
  3.17.     Real Property...............................................  12
  3.18.     Intellectual Property.......................................  12
  3.19.     Notes and Accounts Receivable...............................  13
  3.20.     Bank Accounts and Powers of Attorney........................  13
  3.21.     Guaranties..................................................  13
  3.22.     Insurance...................................................  13
  3.23.     Service Contracts and Warranties............................  13
  3.24.     Certain Relationships.......................................  13
  3.25.     S-4 Information.............................................  13
  3.26.     Broker's Fees...............................................  14
  3.27.     Certain Customer Relationships..............................  14
  3.28.     Disclosure..................................................  14

 ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF EAI.........................................................        14
      4.1.   Corporate Organization.........................................................................       14
      4.2.   Capitalization.................................................................................       14
      4.3.   Authority; No Violation........................................................................       14
      4.4.   Consents and Approvals.........................................................................       15
      4.5.   SEC Reports....................................................................................       15
      4.6.   S-4 Information................................................................................       15
      4.7.   Broker's Fee...................................................................................       15
      4.8.   Disclosure.....................................................................................       15
ARTICLE V. COVENANTS RELATING TO CONDUCT OF BUSINESS.......................................................        15
      5.1.   Conduct of Business Prior to the Effective Time................................................       15
      5.2.   Transom Forbearances...........................................................................       16
ARTICLE VI. ADDITIONAL AGREEMENTS..........................................................................        16
      6.1.   Regulatory and Other Matters...................................................................       16
      6.2.   Access to Information..........................................................................       17
      6.3.   Stockholders' Approval.........................................................................       17
      6.4.   NNM Listing....................................................................................       17
      6.5.   Affiliates.....................................................................................       17
      6.6.   Additional Agreements..........................................................................       17
      6.7.   Advice of Changes..............................................................................       17
      6.8.   Takeover Proposals.............................................................................       17
ARTICLE VII. CONDITIONS PRECEDENT..........................................................................        18
      7.1.   Conditions to Each Party's Obligation To Effect the Merger.....................................       18
      7.2.   Conditions to Obligations of EAI...............................................................       19
      7.3.   Conditions to Obligations of Transom...........................................................       20
ARTICLE VIII. TERMINATION AND AMENDMENT....................................................................        20
      8.1.   Termination....................................................................................       20
      8.2.   Effect of Termination..........................................................................       21
      8.3.   Amendment; Extension; Waiver...................................................................       21
ARTICLE IX. GENERAL PROVISIONS.............................................................................        22
      9.1.   Expenses.......................................................................................       22
      9.2.   Notices........................................................................................       22
      9.3.   Interpretation.................................................................................       22
      9.4.   Counterparts; Facsimile........................................................................       23
      9.5.   Entire Agreement...............................................................................       23
      9.6.   Governing Law..................................................................................       23
      9.7.   Severability...................................................................................       23
      9.8.   Publicity......................................................................................       23
      9.9.   Assignment; Third Party Beneficiaries..........................................................       23
     9.10.   Knowledge and Awareness........................................................................       23
     9.11.   Construction...................................................................................       23
     9.12.   Pooling of Interests Accounting; Tax Free Reorganization.......................................       23



               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of August 19, 1998 (the "Agreement"), by and between ENGINEERING ANIMATION, INC., a Delaware corporation ("EAI"), and TRANSOM TECHNOLOGIES, INC., a Delaware corporation ("Transom").

     WHEREAS, the Boards of Directors of EAI and Transom have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination provided for in this Agreement in which Transom, subject to the terms and conditions set forth herein, shall merge with and into EAI (the "Merger").

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to establish certain conditions to the Merger.

     WHEREAS, as of July 29, 1998, EAI and Transom entered into an Agreement and Plan of Merger (the "Original Agreement"), and the parties desire to amend and restate the Original Agreement in its entirety in the manner provided herein.

     WHEREAS, the Disclosure Schedule delivered by Transom in connection with the Original Agreement shall be deemed to be the Disclosure Schedule delivered by Transom in connection with this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                   ARTICLE I.

                                   THE MERGER

     1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as hereinafter defined), Transom shall merge with and into EAI. EAI shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation"), and shall continue its corporate existence under the laws of the State of Delaware under the name "Engineering Animation, Inc." Upon consummation of the Merger, the separate corporate existence of Transom shall terminate.

     1.2. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m., at the offices of Gardner, Carton & Douglas, 321 North Clark Street, Chicago, Illinois, as soon as practicable but in any event within two business days after the satisfaction or waiver of the latest to occur of the conditions set forth in
Article VII, unless extended by mutual agreement of the parties (the "Closing Date"). The parties anticipate that the Closing shall occur on or before September 30, 1998.

     1.3. Effective Time. Subject to the terms and conditions of this Agreement, the Merger shall become effective as set forth in the certificate of merger in a form mutually acceptable to the parties (the "Certificate of Merger"), which shall be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary") on or, if both parties agree, before the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

     1.4. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

     1.5. Certificate of Incorporation and By-Laws. Subject to the terms and conditions of this Agreement, at the Effective Time, the Certificate of Incorporation and By-Laws of EAI shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     1.6. Directors and Officers. The directors and officers of EAI immediately prior to the Effective Time shall continue as the directors and officers of the Surviving Corporation, unless and until thereafter changed in accordance with the DGCL and the Surviving Corporation's Certificate of Incorporation and By-Laws.

     1.7. Tax and Accounting Consequences. EAI and Transom intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of
Section 368 of the Code. EAI and Transom also intend that the Merger be accounted for as a pooling of interests pursuant to Opinion No. 16 of the Accounting Principles Board.

                                  ARTICLE II.

                       CONVERSION AND EXCHANGE OF SHARES

     2.1. Definitions. The following terms shall have the following respective meanings for purposes of this Agreement:

     (a) "EAI Common Stock" shall mean each share of the Common Stock, $.01 par value per share, of EAI.

     (b) "EAI Stock Value" shall mean the average of the high and low per share sale price of the EAI Common Stock, as reported on the NASDAQ Stock Market National Market (the "NNM"), for the second trading day prior to the Closing, as reported in the NNM listings published in The Wall Street Journal.

     (c) "Transom Certificate" shall mean each certificate representing any shares of Transom Stock outstanding immediately prior to the Effective Time.

     (d) "Transom Common Stock" shall mean each share of the common stock, $.001 par value per share, of Transom.

     (e) "Transom Options" shall mean all options outstanding immediately prior to the Effective Time, whether or not then exercisable, to purchase shares of Transom Common Stock.

     (f) "Transom Preferred Stock" shall mean each share of the preferred stock, $.001 par value per share, of Transom.

     (g) "Transom Series A Preferred Stock" shall mean each share of Transom Preferred Stock designated as "Series A Non-Voting Convertible Preferred Stock".

     (h) "Transom Series A Warrants" shall mean all issued and outstanding warrants to purchase shares of Transom Series A Preferred Stock.

     (i) "Transom Series B Preferred Stock" shall mean each share of Transom Preferred Stock designated as "Series B Convertible Preferred Stock".

     (j) "Transom Stock" shall mean all of the Transom Common Stock and the Transom Preferred Stock.

     2.2. Total Merger Consideration. The total consideration payable as provided herein to holders of Transom Common Stock and Transom Options upon consummation of the Merger (the "Total Merger Consideration") shall be equal to 235,000 shares of EAI Common Stock.

     2.3. Conversion of Transom Series A Warrants. At or prior to the Effective Time, Transom shall cause all of the issued and outstanding Transom Series A Warrants to be fully converted into shares of Transom Common Stock on a one share of Transom Preferred Stock issuable under such Transom Series A Warrants for one share of Transom Common Stock basis pursuant to the terms of the Transom Series A Warrants (the "Warrant Conversion"). All of the Transom Series A Warrants and/or Transom Preferred Stock to be converted into Transom Common Stock pursuant to this Section 2.3 shall no longer be outstanding and shall automatically be canceled and cease to exist as of the effective time of the Warrant Conversion (the "Warrant Conversion Time"), and each warrant or certificate previously representing any such Transom Preferred Stock (or the right to purchase Transom Preferred Stock) shall thereafter represent the right to receive that number of Transom Common Shares as determined by this Section 2.3.

     2.4. Conversion of Transom Preferred Stock. At or prior to the Effective Time, Transom shall cause the conversion of all of the issued and outstanding shares of Transom Preferred Stock into shares of Transom

Common Stock on a one share of Transom Preferred Stock for one share of Transom Common Stock basis pursuant to Transom's Certificate of Incorporation (the "Preferred Share Conversion"). All of the shares of Transom Preferred Stock to be converted into Transom Common Stock pursuant to this Section 2.4 shall no longer be outstanding and shall automatically be canceled and cease to exist as of the effective time of the Preferred Share Conversion (the "Preferred Stock Conversion Time"), and each certificate previously representing any such shares of Transom Preferred Stock shall thereafter represent the right to receive that number of Transom Common Shares as determined by this Section 2.4.

     2.5. Conversion of Transom Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of EAI, Transom or any stockholder of Transom:

     (a) Each share of the Transom Common Stock issued and outstanding immediately prior to the Effective Time (but after the Warrant Conversion Time and the Preferred Stock Conversion Time), other than Dissenter's Shares (as defined below), shall be converted into the right to receive shares of EAI Common Stock at the Exchange Ratio. The "Exchange Ratio" shall be determined as follows: each share of Transom Common Stock shall be exchanged for that number of shares of EAI Common Stock equal to the quotient, carried to six decimal places, of (x) 235,000 divided by (y) the sum of (i) the total number of shares of Transom Common Stock outstanding immediately prior to the Effective Time (but after the Warrant Conversion Time and the Preferred Stock Conversion Time) plus
(ii) the number of shares of Transom Common Stock issuable upon the exercise of all outstanding Transom Options.

     (b) No fractional shares of EAI Common Stock shall be issued, and in lieu thereof, EAI shall pay to each former stockholder of Transom who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the EAI Stock Value by (ii) the fraction of a share (rounded to six decimal places when expressed as an Arabic number) of EAI Common Stock to which such holder would otherwise be entitled to receive pursuant to this
Section 2.5.

     (c) All of the shares of Transom Stock to be converted into EAI Common Stock pursuant to this Article shall no longer be outstanding and shall automatically be canceled and cease to exist at the Effective Time, and each certificate previously representing any such shares of Transom Common Stock (a "Common Certificate") shall thereafter represent the right to receive (i) a certificate representing the number of whole shares of EAI Common Stock and (ii) cash in lieu of fractional shares into which the shares of Transom Common Stock represented by such Common Certificate have been converted. If, prior to the Effective Time, the outstanding shares of EAI Common Stock or Transom Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio and the Total Merger Consideration.

     (d) Subject to the terms and conditions of this Agreement, shares of Transom Stock with respect to which dissenters rights have been properly demanded in accordance with the DGCL ("Dissenters' Shares") shall not be converted into EAI Common Stock at the Effective Time, but shall be converted into the right to receive from EAI such consideration as is determined to be due and payable with respect to such Dissenters' Shares pursuant to the provisions of the DGCL. Transom shall give EAI (i) prompt notice of any written demands for appraisals, withdrawals or demands for appraisal and any other instruments in respect thereof received by Transom and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. Transom shall not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of EAI, settle or offer to settle any such demands.

     (e) At the Effective Time, all shares of Transom Stock that are owned by Transom as treasury stock and all shares of Transom Stock that are owned, directly or indirectly, by Transom or EAI shall be canceled and shall cease to exist, and no stock of EAI or other consideration shall be delivered in exchange therefor. All shares of EAI Common Stock that are owned by Transom shall become treasury stock of EAI.

     (f) After the Effective Time, there shall be no transfers on Transom's stock transfer books of shares of Transom Stock.

     2.6. Exchange of Shares. (a) At or any time after the Closing, each stockholder of Transom shall have the right to deliver to EAI a properly completed letter of transmittal in a form reasonably satisfactory to EAI (the "Transmittal Letter") and Transom Certificates representing all of the issued and outstanding shares of Transom Stock owned by such stockholder, duly endorsed for transfer or accompanied by duly executed stock powers, free and clear of all options, liens, claims, charges, restrictions and other encumbrances of any nature or kind whatsoever, other than federal and state securities law restrictions. Upon proper surrender of a Transom Certificate for exchange and cancellation to EAI, and in accordance with and subject to the other provisions of this Agreement and the Transmittal Letter, the holder of such Transom Certificate shall receive in exchange therefor (i) a certificate representing that number of whole shares of EAI Common Stock to which such holder of Transom Stock shall have become entitled, and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive. The Transom Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any cash in lieu of fractional shares payable to holders of Transom Certificates.

     (b) If any certificate representing shares of EAI Common Stock is to be issued in a name other than that in which the Transom Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Transom Certificate shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to EAI in advance any transfer or other taxes required by reason thereof, or shall establish to the satisfaction of EAI that such tax has been paid or is not payable.

     (c) In the event any Transom Certificate shall have been lost, stolen or destroyed, the person so claiming shall make an affidavit of that fact and, if required by EAI, post a bond in such amount as EAI may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Transom Certificate. Thereafter, EAI shall issue in exchange for such lost, stolen or destroyed Transom Certificate the shares of EAI Common Stock and any cash in lieu of a fractional share deliverable in respect thereof pursuant to this Agreement.

     2.7. Options to Acquire Transom Common Stock.

     (a) At the Effective Time, each outstanding Transom Option shall be fully vested in accordance with the terms of the Transom Options and the Option Plan (as defined below), and shall be assumed by EAI. Each such Transom Option so assumed by EAI under this Agreement shall continue to have and be subject to the same terms and conditions set forth in the applicable Transom Option immediately prior to the Effective Time, except that the Transom Option shall be fully vested as provided in the preceding sentence. Each such Transom Option shall thereafter be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Transom Option, (i) the same number of shares of EAI Common Stock as such Transom Option would have been exchangeable for had such Transom Option been exercised in full immediately prior to the Merger and (ii) at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the aggregate exercise price for the shares of Transom Common Stock otherwise purchasable pursuant to such Transom Option divided by (B) the number of shares of EAI Common Stock deemed to be purchasable under such option to acquire EAI Common Stock; provided, however, that the number of shares of EAI Common Stock that may be purchased upon exercise of such Transom Option shall not include any fractional share and, upon exercise of such Transom Option, a cash payment shall be made for any fractional share based upon the closing price of a share of EAI Common Stock as reported on the NNM on the trading day immediately preceding the date of exercise. It is the intention of the parties that the Transom Options issued pursuant to that certain Transom 1996 Equity Compensation Plan (the "Option Plan") which have been assumed by EAI as provided herein, to the extent that they pertain to the purchase of EAI Common Stock thereunder, shall continue to qualify as incentive stock options under Section 422 of the Code to the same extent immediately after the Closing as such Transom Options so qualified immediately prior to the Closing.

     (b) As soon as practicable after the Effective Time, EAI shall deliver to the holders of Transom Options appropriate notices setting forth such holders' rights and the agreements evidencing the grants of such Transom Options shall be deemed to be appropriately amended so that such Transom Options shall represent rights to acquire EAI Common Stock on terms and conditions as contained in the outstanding Transom Options (subject to the adjustments required by this Section
2.7 after giving effect to the assumption by EAI as set forth above).

     (c) EAI shall file within five (5) business days following the Closing Date and use its reasonable efforts to maintain the effectiveness of a Form S-8 registration statement covering the Transom Options (and maintain the current status of the prospectus or prospectuses referred to therein) for so long as such Transom Options remain outstanding.

                                  ARTICLE III.

                   REPRESENTATIONS AND WARRANTIES OF TRANSOM

     Except as disclosed by Transom in the disclosure schedule delivered pursuant to this Agreement (the "Disclosure Schedule"), Transom represents and warrants to EAI as follows:

     3.1. Corporate Organization. (a) Transom is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Transom has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in the States of Michigan, Pennsylvania and Delaware, which constitutes each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect (as defined in Section 3.8 below) on Transom. Correct and complete copies of the Certificate of Incorporation and By-Laws of Transom, as in effect on the date of this Agreement, have been made available to EAI by Transom.

     (b) Transom does not own of record or beneficially, directly or indirectly,
(i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, limited liability company, joint venture or other non-corporate business.

     (c) The minute books of Transom accurately reflect in all material respects all actions taken by the boards of directors, including committees thereof, and the stockholders of Transom.

     3.2. Capitalization. The authorized capital stock of Transom consists of
(a) 10,000,000 shares of Transom Common Stock, of which 1,650,800 shares are issued and outstanding and 1,537,667 shares are reserved for issuance upon exercise of outstanding Transom Options, 628,000 are reserved for issuance upon conversion of Transom Series A Preferred Stock and 4,650,000 are reserved for issuance upon conversion of Transom Series B Preferred Stock, (b) 6,000,000 shares of Transom Preferred Stock, of which (x) 628,000 shares have been designated as Transom Series A Preferred Stock, of which 478,000 shares are issued and outstanding and 150,000 shares are reserved for issuance upon conversion of the Transom Series A Warrants, and (y) 5,000,000 shares of Transom Series B Preferred Stock, of which 4,650,000 shares are issued and outstanding. Each record holder of Transom Stock and the number of shares owned by each, and each holder of a Transom Series A Warrant and Transom Option and the number of shares of Transom Stock which such holder may purchase, is set forth in Section
3.2 of the Disclosure Schedule. No shares of Transom Stock are held in Transom's treasury and no shares of Transom Stock are reserved for issuance other than those shares reserved for issuance under the Transom Preferred Stock, Transom Series A Warrants and Transom Options. All of the issued and outstanding shares of Transom Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the Transom Preferred Stock, Transom Series A Warrants and Transom Options, as listed in Section 3.2 of the Disclosure Schedule, Transom does not have and is not bound by any outstanding subscriptions, options, convertible securities, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock.

     3.3. Authority; No Violation. (a) Transom has the corporate power and authority to execute and deliver this Agreement and (subject to stockholder consent) to consummate the transactions contemplated hereby.

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Transom. Except for the adoption of this Agreement by the requisite vote of holders of the issued and outstanding shares of Transom Stock, no other corporate proceedings on the part of Transom are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Transom and constitutes a valid and binding obligation of Transom, enforceable against Transom in accordance with its terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization or similar laws and general principles of equity.

     (b) The execution and delivery of this Agreement by Transom, the consummation by Transom of the transactions contemplated hereby (subject to stockholder approval), and the compliance by Transom with the terms or provisions hereof, shall not (i) violate any provision of the Certificate of Incorporation or By-Laws of Transom, (ii) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Transom or any of its properties or assets, or (iii) violate, conflict with, breach any provision of or result in the loss of any benefit or the increase in the amount of any liability or obligation under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any liens, pledges, charges, encumbrances or security interests of any nature or kind (collectively, "Liens") upon any of the properties or assets of Transom under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Transom is a party, or by which it or any of its properties or assets may be bound or affected.

     3.4. Consents and Approvals. Except as set forth on Section 3.4 of the Disclosure Schedule and the (i) the filing of Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (ii) the approval of this Agreement by the requisite vote of the holders of Transom Stock, and (iii) the filing with the Securities and Exchange Commission (the "SEC") and declaration of effectiveness of a Registration Statement on Form S-4 (the "S-4"), no consent, approval or authorization of, or withholding of objection on the part of, or filing, registration or qualification with, or notice to (collectively, the "Consents") any court, administrative agency, commission or other governmental authority or instrumentality, whether Federal, state, local or foreign (each a "Governmental Authority"), or with any third party are necessary in connection with the execution and delivery by Transom of this Agreement and the consummation by Transom of the Merger and the other transactions contemplated by this Agreement.

     3.5. Reports. Transom has timely filed all reports, registrations and statements required to be filed since October 6, 1996 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith, except where the failure to make such filings and payments would not have a Material Adverse Effect on Transom. No Governmental Authority has initiated any proceeding or, to the best knowledge of Transom, investigation into the business or operations of Transom.

     3.6. Compliance with Applicable Law. Transom holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and has complied with and is not in default under any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction of any Governmental Authority applicable to Transom, except where the failure to comply would not have a Material Adverse Effect on Transom.

     3.7. Financial Statements. Transom has previously provided EAI with correct and complete copies of the following (collectively, the "Transom Financial Statements"): (a) the audited balance sheets of Transom as of March 31, 1997 and 1998, and the related audited statements of operations and stockholders' equity and cash flows for the fiscal years ended March 31, 1997 and 1998, and (b) the unaudited balance sheet of Transom as of June 30, 1998, and the related unaudited consolidated statement of operations for the period then ended (the "Interim Financial Statements"). The Transom Financial Statements fairly present in all material respects the financial position of Transom as of the dates thereof, and the results of operations and cash flows of Transom for the respective fiscal periods or as of the respective dates thereof.
Each of the Transom Financial Statements, including the notes thereto, has been, or shall be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved subject, in the case of the Interim Financial Statements to normal year-end adjustments and lack of footnotes. The books and records of Transom have been, and are being, maintained in accordance with GAAP.

     3.8. Absence of Certain Changes or Events. (a) Since March 31, 1998, (i) Transom has not incurred any material liability that is not disclosed in the Interim Financial Statements, (ii) no event has occurred which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business, properties, operations or financial condition (a "Material Adverse Effect") of Transom, and (iii) Transom has carried on its business in the ordinary and usual course.

     (b) Except as set out in Section 3.8 of the Disclosure Schedule, since March 31, 1998, Transom has not (i) increased the salaries, wages, or other compensation, or pensions, fringe benefits or other perquisites payable to any director, executive officer or employee, or (ii) granted any severance or termination pay, or (iii) paid or accrued any bonuses or commissions, or (iv) suffered any strike, work stoppage, slowdown, or other labor disturbance which could, either individually or in the aggregate, result in a Material Adverse Effect on Transom.

     3.9. Legal Proceedings and Restrictions. (a) Except as set forth on Section
3.9 of the Disclosure Schedule, there are no actions, suits, proceedings, claims or investigations pending, or to the knowledge of Transom, threatened against or affecting Transom at law or in equity or before any Governmental Authority.

     (b) There is no judgment, order, writ, decree, injunction or regulatory restriction imposed upon Transom or its assets which has had, or could reasonably be expected to have, a Material Adverse Effect on Transom.

     3.10. Taxes and Tax Returns.

          (a) (i) Transom (which term for purposes of this Section 3.10 shall include any former subsidiaries or predecessors of Transom for periods during which they were owned) has timely filed (when due or prior to the expiration of any extension of the time to file) correct and complete Returns in respect of Taxes required to be filed; all Taxes shown on such Returns or otherwise known by Transom to be due or payable have been timely paid; no adjustment relating to any such Return has been proposed in writing by any Governmental Authority, except proposed adjustments that have been resolved prior to the date hereof; and there are no outstanding summons, subpoenas or written requests for information with respect to any such Returns or the Taxes reflected thereon. To the knowledge of Transom, there is no basis for imposing any additional Taxes on it other than the Taxes shown on such Returns. There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which Transom may be subject and Transom is not under audit by any Governmental Authority for any Tax. There are no Tax liens on any assets of Transom other than liens for Taxes not yet due or payable;

          (ii) Transom has paid, on the basis of Transom's good faith estimate of the required installments, all estimated Taxes required to be paid under
     Section 6655 of the Code or any comparable provision of state, local or foreign law; and all Taxes which shall be due and payable for any period or portion thereof ending on or prior to the Closing Date shall have been paid or shall be reflected on Transom's books as an accrued Tax liability, either current or deferred. The amount of such Tax liabilities as of March 31, 1998 shall be set forth in Section 3.10 of the Disclosure Schedule. All Taxes required to be withheld, collected or deposited by Transom during any taxable period for which the applicable statute of limitations on assessment remains open have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Governmental Authority;

          (iii) For each taxable period for which the statute of limitations on assessment remains open, Transom has not (A) been either a common parent corporation or a member corporation of an affiliated group of corporations filing a consolidated Federal income tax return, or (B) acquired any corporation that filed a consolidated Federal income tax return with any other corporation that was not also acquired by Transom; and no other entity that was included in the filing of a Return with Transom on a consolidated, combined, or unitary basis has left Transom's consolidated, combined or unitary group in a taxable year for which the statute of limitations on assessment remains open. Transom has not been at any time a member of any partnership, limited liability company or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax potentially applicable as a result of such membership or holding has not expired;

          (iv) No consent under Section 341(f) of the Code has been filed with respect to Transom; and

     (b) Transom:

          (i) Does not have any Tax sharing or allocation agreement or arrangement, does not owe any amount pursuant to any Tax sharing or allocation agreement or arrangement, and will not have any liability in respect to any Tax sharing or allocation agreement or arrangement with respect to any entity that has been sold or disposed of;

          (ii) Was not acquired in a qualified stock purchase under Section 338(d)(3) of the Code and no elections under Section 338(g) of the Code, protective carryover basis elections, offset prohibition elections or other deemed or actual elections under Section 338 are applicable to Transom;

          (iii) Is not and has not been subject to the provisions of Section 1503(d) of the Code related to "dual consolidated loss" rules;

          (iv) Is not a party to any agreement, contract or arrangement that would result, individually or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code by reason of the Merger;

          (v) Does not have any income reportable for a period ending after the Closing Date but attributable to an installment sale occurring in or a change in accounting method made for a period ending on or prior to the Closing Date which resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), or deferred gain or loss arising out of any deferred intercompany transaction;

          (vi) Does not have any unused net operating loss, unused net capital loss, unused tax credit, or excess charitable contribution for Federal income tax purposes;

          (vii) Is not a United States real property holding corporation ("USRPHC") as defined in Section 897 of the Code and as of the Closing has not been a USRPHC for the five year period immediately preceding the Closing Date; and

          (viii) No withholding of Taxes by EAI will be required in this transaction under Sections 3406 or 1445 of the Code or any other provision of the Code or state, local or foreign law and Transom will provide any required certificates to avoid any such withholding.

          (ix) Is not a Small Business Corporation ("S" Corporation) as defined in Section 1361(a) of the Code.

     (c) For purposes of this Agreement:

          (i) "Returns" means any and all returns, reports, information returns and information statements with respect to Taxes required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.

          (ii) "Tax" or "Taxes" means any and all taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any Governmental Authority, including income, franchise, net worth, profits, gross receipts, minimum alternative, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, Medicare, workers' compensation, unemployment compensation, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, customs duties, imposts, charges, levies or other similar assessments of any kind, and interest, penalties and additions to tax imposed with respect thereto.

     3.11. Employee Benefits.

     (a) Except as set forth on Section 3.11 of the Disclosure Schedule, Transom (which for purposes of this Section 3.11 shall include any ERISA Affiliate (as hereinafter defined)) has not at any time within the past three years, maintained, administered or contributed to any pension, profit-sharing, thrift or 401(k), disability, medical, dental, health, life (including any individual life insurance policy), death benefit, group insurance or any other welfare plan, bonus, incentive, deferred compensation, stock purchase, stock option, severance plan, salary continuation, vacation, holiday, sick leave, fringe benefit, personnel policy, or similar plan, trust, program, policy, commitment or arrangement whether or not covered by Employee Retirement and Income Security Act of 1974, as amended ("ERISA") and whether or not funded or insured and whether written or oral (hereinafter referred to as the "Transom Plans"), which could result in EAI or Transom having any liabilities, whether direct or indirect.

     (b) Transom has made available to EAI correct and complete copies of (i) each Transom Plan document, amendments thereto and board resolutions adopting such plans and amendments, (ii) each current summary plan description, (iii) any and all agreements, insurance policies and other documents related to any Transom Plan, including written descriptions of any unwritten Transom Plans,
(iv) the most recent determination letter from the Internal Revenue Service (the "IRS") for each Transom Plan (as applicable), and (v) the three most recent Annual Reports -- Form 5500 (including accompanying schedules) and summary annual reports for each Transom Plan.

     (c) (i) Each Transom Plan (and any related agreements and documents) and Transom have at all times complied in all material respects with the applicable requirements of ERISA, the Code and any other applicable law (including regulations and rulings thereunder), and the Transom Plans have at all times been properly administered in all material respects in accordance with all such laws and with the terms of each applicable plan document, (ii) Transom has received a favorable determination letter from the IRS with respect to each Transom Plan that is intended to be "qualified" within the meaning of Code
Section 401(a) and no facts exist that could reasonably be expected to affect adversely such "qualified" status, (iii) no Transom Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), for current or former employees following their retirement or other termination of service, other than coverage mandated by applicable statutes or death benefits or retirement benefits under any "employee pension plan" (as such term is defined in ERISA Section 3(2)), (iv) there has not occurred nor, to the knowledge of Transom, is any person contractually bound to enter into any non-exempt "prohibited transaction" within the meaning of Code Section 4975 or ERISA Section 406 with respect to a Transom Plan, (v) Transom has not engaged in a transaction which could subject it to either a civil penalty under ERISA
Section 409 or a tax under Code Section 4976, (vi) Transom has made or caused to be made on a timely basis any and all contributions, premiums and other amounts due and owing under the terms of any Transom Plan or as otherwise required by applicable law with respect to a Transom Plan, (vii) Transom has in all material respects complied with Code Section 4980B and other applicable laws concerning the continuation of employer-provided health benefits following a termination of employment or any other event that would otherwise terminate such coverage,
(viii) Transom has not at any time maintained, administered or contributed to any plan subject to ERISA Title IV, and (ix) Transom has not at any time participated in, made contributions to or had any other liability with respect to a "multiemployer plan" under ERISA Section 4001, a "multiple employer plan" under Code Section 413(c), or a "multiple employer welfare arrangement" under ERISA Section 3(40).

     (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of Transom, (ii) increase any benefits otherwise payable under any Transom Plan,
(iii) result in any acceleration of the time of payment or vesting of any such benefits other than the acceleration of vesting of the Transom Options, or (iv) impair the rights of Transom under any Transom Plan.

     (e) Except as set forth in Section 3.11 of the Disclosure Schedule, there are no actions, claims, investigations or audits pending or, to Transom's knowledge, threatened with respect to any Transom Plan

(other than claims for benefits in the ordinary course) that will create any liability or obligation for the Surviving Corporation with respect to any Transom Plan participant, beneficiary, alternate payee or other claimant, or with respect to any Governmental Authority, including, but not limited to, the IRS, the Department of Labor and the Pension Benefit Guaranty Corporation.

     (f) For purposes of this Agreement, "ERISA Affiliate" means Transom and (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which Transom is a member, (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which Transom is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which Transom, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

     3.12. Employment and Labor Relations. To the knowledge of Transom, no executive, key employee or group of employees has any plans to terminate its or their employment with Transom. There are no charges, complaints, investigations or litigation currently pending, or to the knowledge of Transom threatened (and to the knowledge of Transom there is no basis therefor), against Transom, relating to alleged employment discrimination, unfair labor practices, equal pay discrimination, affirmative action noncompliance, occupational safety and health, breach of employment contract, employee benefit matters, wrongful discharge or other employment-related matters. There are no outstanding orders or charges against Transom under any applicable occupational safety and health laws in any jurisdiction in which Transom conducts business. All levies, assessments and penalties made against Transom pursuant to any applicable workers' compensation legislation in any jurisdiction in which Transom conducts business have been paid by Transom. Transom is not a party to any contracts with any labor union or employee association nor has Transom made commitments to or conducted negotiations with any labor union or employee association with respect to any future contracts. Transom is not aware of any current attempts to organize or establish any labor union or employee association with respect to any employees of Transom, and there is no existing or pending certification of any such union with regard to a bargaining unit.

     3.13. Contracts. Section 3.13 of the Disclosure Schedule lists or describes the following contracts, agreements, licenses, permits, arrangements, commitments or understandings (whether written or oral) which are currently in effect or which will, without any further action on the part of Transom become effective in the future, to which Transom is a party (collectively, the "Transom Contracts"):

     (a) any agreement for the lease of personal property or real property to or from any person or entity that individually involves an expenditure by the lessee of in excess of $10,000 in any one year;

     (b) any agreement for the purchase, sale or distribution of products, materials, commodities, supplies or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration payable by any party in excess of $10,000 in any one year;

     (c) any agreement creating, governing or providing for an investment or participation in a partnership, limited liability company or joint venture;

     (d) any agreement under which Transom has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which Transom has imposed a Lien on any of its assets;

     (e) any agreement concerning confidentiality or noncompetition;

     (f) any agreement with any director, officer, employee or stockholder of Transom or any of their affiliates;

     (g) any pension, profit sharing, thrift or 401(k), bonus, incentive, deferred compensation, stock purchase, stock option, severance, salary continuation or other plan or arrangement for the benefit of current or former directors, officers or employees;

     (h) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis;

     (i) any agreement relating to any Intellectual Property (as that term is defined in Section 3.18) used by Transom in the conduct of its business, or that is licensed by Transom for use by others;

     (j) any agreement under which the consequences of a default, termination, non-renewal or acceleration could have a Material Adverse Effect on Transom; or

     (k) any other agreement the performance of which involves consideration payable by any party in excess of $10,000 in any one year.

     Transom has made available to EAI a correct and complete copy of each Transom Contract. Except as set forth in Section 3.13 of the Disclosure Schedule, (i) each Transom Contract is legal, valid, binding, enforceable in accordance with its terms and in full force and effect, except as such enforceability is limited by bankruptcy, insolvency, reorganization or similar laws and general principles of equity, (ii) the consummation of the Merger will not cause a breach or termination of any Transom Contract nor effect a change in any of the terms of any Transom Contract, (iii) Transom is not, and, to Transom's knowledge, no other party is, in breach or default of any Transom Contract and no event has occurred which with notice or lapse of time, or both, would constitute a breach or default that would result in or permit termination, modification or acceleration under any Transom Contract, and (iv) Transom has not, and, to Transom's knowledge, no other party has, repudiated any provision of any Transom Contract.

     3.14. Undisclosed Liabilities. Except for liabilities (i) that are fully reflected or reserved against on the audited March 31, 1998 balance sheet of Transom (the "1998 Balance Sheet") or (ii) that were incurred in the ordinary course of business consistent with past practice since March 31, 1998, or (iii) that are fully reflected or reserved against in the Interim Financial Statements, Transom has not incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

     3.15. Environmental Liability.

     (a) Transom has not received any notice, and does not otherwise have knowledge, of any claim, and no proceeding has been instituted raising any claim, against Transom or any of the real properties now or formerly owned, leased or operated by Transom or other assets of Transom, alleging any damage to the environment or violation of any Environmental Laws;

     (b) Transom does not have knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by Transom or to other assets of Transom or their use;

     (c) Transom has not stored or released any Hazardous Materials on real properties now or formerly owned, leased or operated by it or disposed of any Hazardous Materials, in each case in a manner contrary to any Environmental Laws, except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect on Transom; and

     (d) All buildings on all real properties now owned, leased or operated by Transom are in compliance with applicable Environmental Laws, except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect on Transom.

     (e) For purposes of this Agreement,

          (i) "Environmental Laws" means any and all Federal, state, county, local and foreign laws, statutes, codes, ordinances, rules, regulations, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems; and

          (ii) "Hazardous Material" means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

     3.16. Tangible Assets. Transom has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, shown on the 1998 Balance Sheet or acquired after the date thereof, except for properties and assets disposed of in the ordinary course of business, free and clear of all Liens. Transom owns or leases pursuant to a Transom Contract all buildings, machinery, equipment and other tangible assets material to the conduct of its business as presently conducted. Each such tangible asset is free from defects (patent and latent) other than defects that do not individually or in the aggregate materially impair its value or intended use, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Section 3.16 of the Disclosure Schedule contains a schedule of such tangible assets owned or leased by Transom that have a value in excess of $10,000.

     3.17. Real Property. Transom does not own any real property. Section 3.17 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to Transom. Transom has made available to EAI correct and complete copies of each such lease and sublease. Except as set forth in Section 3.17 of the Disclosure Schedule:

     (a) each such lease or sublease is legal, valid, binding, enforceable and in full force and effect;

     (b) the consummation of the transactions contemplated hereby will neither cause the termination of each such lease or sublease nor effect a change in any of its terms;

     (c) Transom is not, and, to the knowledge of Transom, no other party to such lease or sublease is, in breach or default, and no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default that would permit termination, modification or acceleration thereunder;

     (d) neither Transom nor, to the knowledge of Transom, any other party to each such lease or sublease has repudiated or disputed any provision thereof;

     (e) there are no oral agreements in effect as to each such lease or sublease;

     (f) to the knowledge of Transom, the representations and warranties set forth in clauses (a) through (e) above are true and correct with respect to the lease underlying each such sublease; and

     (g) Transom has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any leasehold or subleasehold.

     3.18. Intellectual Property. (a) Section 3.18 of the Disclosure Schedule identifies each patent, trademark, service mark, trade name, assumed name, copyright, trade secret, license to or from third parties with respect to any of the foregoing, applications to register or registrations of any of the foregoing or other intellectual property rights which are owned or used by or have been issued to Transom (collectively the "Intellectual Property"). Transom has made available correct and complete copies of all patents, trademarks, copyrights, registrations, licenses, permits, agreements and applications related to the Intellectual Property to EAI and correct and complete copies of all other written documentation evidencing ownership of or the right to use each such item. Except as set forth in Section 3.18 of the Disclosure Schedule:

          (i) Transom possesses all right, title and interest in and to the Intellectual Property, free and clear of any Lien or other restriction;

          (ii) the legality, validity, enforceability, ownership or use of the Intellectual Property is not currently being challenged, nor to the knowledge of Transom is it subject to any such challenge;

          (iii) Transom has taken all necessary action to maintain and protect the Intellectual Property and will continue to maintain those rights prior to the Closing so as not to affect materially the validity or enforcement of the rights set forth in Section 3.18 of the Disclosure Schedule; and

          (iv) the Intellectual Property will be owned or available for use by the Surviving Corporation on identical terms and conditions immediately subsequent to the Closing and the transactions contemplated by this Agreement will have no Material Adverse Effect on Transom's rights, title and interest in and to any of the rights set forth in Section 3.18 of the Disclosure Schedule.

     (b) To the knowledge of Transom, (i) Transom has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties, nor is Transom currently interfering with, infringing upon, misappropriating or otherwise coming into conflict with any intellectual property rights of third parties, and (ii) no third party has, in the past three years, interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Transom that could result in a Material Adverse Effect on Transom, nor is any third party currently interfering with, infringing upon, misappropriating or otherwise coming into conflict with any Intellectual Property rights of Transom.

     3.19. Notes and Accounts Receivable. All notes and accounts receivable of Transom are reflected properly on Transom's books and records, are not, to the knowledge of Transom, subject to any setoff or counterclaim, are current and collectible, subject only to the reserve for bad debts, if any, established in accordance with the past practice of Transom.

     3.20. Bank Accounts and Powers of Attorney. Section 3.20 of the Disclosure Schedule sets forth a list of all accounts, borrowing resolutions and deposit boxes maintained by Transom at any bank or other financial institution and the names of the persons authorized to effect transactions in such accounts and pursuant to such resolutions and with access to such boxes. There are no outstanding powers of attorney executed on behalf of Transom.

     3.21. Guaranties. Transom is not a guarantor or otherwise is liable for any indebtedness, liability or other obligation of any other person or entity.

     3.22. Insurance. Section 3.22 of the Disclosure Schedule lists each insurance policy and self-insurance arrangement to which Transom is a party, a named insured or otherwise the beneficiary of, specifying the insurer, type of insurance, policy number and pending claims thereunder with respect to Transom. The coverage provided by each of such policies is in an amount, and of a type consistent with industry practice. Transom is in substantial compliance with all conditions contained in such policies.

     3.23. Service Contracts and Warranties. Except as set out in Section 3.23 of the Disclosure Schedule, Transom is not a party to any service contract pursuant to which services are provided by Transom to a third party. Section
3.23 of the Disclosure Schedule includes copies of the standard terms and conditions of all product warranties and service or maintenance contracts granted or entered into by Transom.

     3.24. Certain Relationships. No stockholder, director, officer or, to Transom's knowledge, employee of Transom (i) is, or controls, or is an employee of any competitor, supplier, customer or lessor or lessee of Transom, or (ii) is indebted to Transom in an amount in excess of $1,000 in any individual case, or
(iii) owns any asset, tangible or intangible, which is used in the business of Transom, other than assets that are immaterial in value; and Transom has not entered into any transaction (including the furnishing of goods or services) with any stockholder, director, officer, employer or other affiliate, except on terms and conditions no less favorable to Transom than would be obtained in a comparable arm's-length transaction with a third party.

     3.25. S-4 Information. None of the written information to be supplied by Transom for inclusion in the S-4 will, at the time the S-4 is filed with the SEC, at any time it is amended or supplemented, at the time it becomes effective under the Securities Act of 1933, as amended (the "Securities Act"), or at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     3.26. Broker's Fees. Neither Transom nor any of its directors, officers or employees has employed any person or entity as a broker, finder or agent or incurred any liability for any broker's fees, finder's fees or other commission in connection with the Merger or the related transactions contemplated by this Agreement.

     3.27. Certain Customer Relationships. Section 3.27 of the Disclosure Schedule contains an accurate list of Transom's ten largest customers on a cumulative basis (the "Primary Customers"), together with the total dollar amount of all products purchased by such Primary Customers from Transom since Transom's inception. Transom believes it has good relationships with each of the Primary Customers and Transom has not received any notice or otherwise has knowledge that any Primary Customer intends to reduce the volume or dollar amount of the products it purchases from Transom.

     3.28. Disclosure. No representation or warranty by Transom contained in this Agreement (including the Disclosure Schedule and the Exhibits referred to herein), or in any certificate furnished or to be furnished by Transom to EAI in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein not misleading.

                                  ARTICLE IV.

                     REPRESENTATIONS AND WARRANTIES OF EAI

     EAI represents and warrants to Transom as follows:

     4.1. Corporate Organization. EAI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. EAI has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified could not have a Material Adverse Effect on EAI and its subsidiaries, taken as a whole. Correct and complete copies of the Certificate of Incorporation and By-Laws of EAI, as in effect as of the date of this Agreement, have been made available to Transom by EAI.

     4.2. Capitalization. The authorized capital stock of EAI consists of 60,000,000 shares of EAI Common Stock, of which as of May 11, 1998, 10,213,195 shares were issued and outstanding, and 20,000,000 shares of preferred stock, $.01 par value per share, none of which is issued and outstanding. All of the issued and outstanding shares of EAI Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of EAI Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     4.3. Authority; No Violation. (a) EAI has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of EAI. No other corporate proceedings on the part of EAI are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by EAI and constitutes a valid and binding obligation of EAI, enforceable against EAI in accordance with its terms.

     (b) The execution and delivery of this Agreement by EAI, the consummation by EAI of the transactions contemplated hereby, and the compliance by EAI with the terms or provisions hereof, will not (i) violate any provision of the Certificate of Incorporation or By-Laws of EAI, (ii) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to EAI or any of its properties or assets, or (iii) violate, conflict with, breach any provision of or result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of EAI under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which EAI is a party, or by which it or any of its properties or assets may be bound or affected.

     4.4. Consents and Approvals. Except for (i) the filing of Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (ii) the filing with the SEC and declaration of effectiveness of the S-4, (iii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of EAI Common Stock pursuant to this Agreement, and (iv) the filings and authorizations necessary to list the shares of EAI Common Stock issued pursuant to this Agreement on the NNM, no Consents from any Governmental Authority or any third party are necessary in connection with the execution and delivery by EAI of this Agreement and the consummation by EAI of the Merger and the other transactions contemplated by this Agreement.

     4.5. SEC Reports. The annual report on Form 10-K of EAI for the fiscal year ended December 31, 1997, as filed under the Securities Exchange Act of 1934 ("Exchange Act"), and all other reports and proxy statements filed or required to be filed by EAI subsequent to such report, have been duly and timely filed by EAI, complied as to form with all requirements under the Exchange Act, were true and correct in all material respects as of the dates at which the information was furnished, and contained no untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

     4.6. S-4 Information. None of the information that EAI will include or incorporate by reference in the S-4 will, at the time the S-4 is filed with the SEC, at any time it is amended or supplemented, at the time it becomes effective under the Securities Act or at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, EAI makes no representation or warranty with respect to statements made in the S-4 based on written information supplied by Transom specifically for inclusion therein.

     4.7. Broker's Fees. Neither EAI nor any of its directors, officers or employees has employed any person or entity as a broker, finder or agent or incurred any liability for any broker's fees, finder's fees or other commission in connection with the Merger or the related transactions contemplated by this Agreement.

     4.8. Disclosure. No representation or warranty by EAI contained in this Agreement, or in any financial statement, certificate or other document furnished or to be furnished by EAI to Transom or its representatives in connection herewith contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein not misleading.

                                   ARTICLE V.

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1. Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Transom shall (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use its reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and employees and (iii) take no action which would adversely affect or delay the ability of Transom or EAI to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

     5.2. Transom Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Transom shall not, without the prior written consent of EAI:

     (a) incur any indebtedness for borrowed money (except pursuant to existing funded debt agreements described in Section 3.13 of the Disclosure Schedule), assume, guarantee, endorse or otherwise as an accommodation, become responsible for the obligations of any other individual, partnership, limited liability company, corporation or other entity (collectively, "Person"), or make any loan or advance;

     (b) (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (iii) grant any Person any right to acquire any shares of its capital stock, or (iv) issue any additional shares of capital stock, except in accordance with the Warrant Conversion and Preferred Share Conversion;

     (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person, or cancel or release any indebtedness or claims owed to or held by Transom or by any Person, except in the ordinary course of business consistent with past practice;

     (d) make any investment in any Person by purchase of securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person;

     (e) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any Transom Contract, or change any terms in any Transom Contract, other than renewals or changes in immaterial terms thereof;

     (f) increase in any manner the compensation or fringe benefits of any of its directors, officers or employees other than in the ordinary course of business consistent with past practice, pay any pension or retirement allowance not required by any existing plan or agreement to any of the foregoing, or become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any of the foregoing;

     (g) settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice;

     (h) take any action that would prevent or impede the Merger from qualifying
(i) for "pooling of interests" accounting treatment, or (ii) as a reorganization within the meaning of Section 368 of the Code;

     (i) amend its Certificate of Incorporation or By-Laws; or

     (j) take any action that is intended or may reasonably be expected to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) any violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

                                  ARTICLE VI.

                             ADDITIONAL AGREEMENTS

     6.1. Regulatory and Other Matters. (a) The parties shall promptly jointly prepare and file the S-4 with the SEC and use their commercially reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Transom shall, upon request, furnish EAI with all information or documents concerning Transom and its directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the S-4. EAI shall also use its commercially reasonable efforts to obtain all necessary state securities law or "Blue Sky" qualifications, permits and approvals required to carry out the transactions contemplated by this Agreement, and Transom shall furnish all information concerning Transom and the holders of Transom Common Stock as may be reasonably requested by EAI in connection with such qualifications, permits and approvals.

     (b) The parties shall cooperate with each other and use their best efforts to prepare and file promptly all necessary documentation to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of Governmental Authorities and third parties which are necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement, and the parties shall keep each other apprised of the status of matters relating to completion of the transactions contemplated herein.

     6.2. Access to Information. Upon reasonable notice, Transom shall afford to the officers, employees, accountants, counsel and other representatives of EAI access during normal business hours during the period prior to the Effective Time to all of Transom's books and records, properties and contracts, and, during such period, Transom shall make available to EAI all information concerning its business, assets and personnel as EAI may reasonably request.

     6.3. Stockholders' Approval. Transom shall call a meeting of its stockholders for the purpose of voting upon the adoption of this Agreement and the approval of the Merger, which meeting shall be held as soon as reasonably practicable after the S-4 is declared effective by the SEC.

     6.4. NNM Listing. EAI shall cause the shares of EAI Common Stock to be issued in the Merger to be approved for listing on the NNM, subject to official notice of issuance, prior to the Effective Time.

     6.5. Affiliates. Prior to the Effective Time, Transom shall obtain from each of the stockholders and each of the optionholders listed in Section 6.5 of the Disclosure Schedule as being "affiliates" of Transom a written agreement substantially in the form attached as Exhibit A (the "Affiliate Letters").

     6.6. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement shall take all such necessary or advisable action.

     6.7. Advice of Changes. Transom shall promptly advise EAI of any change or event which is likely to have a Material Adverse Effect on Transom or which Transom believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

     6.8. Takeover Proposals. (a) Transom agrees that from and after its execution of this Agreement through the Effective Time, it shall not and it shall use its reasonable efforts to cause its directors, officers and employees, and all investment bankers, attorneys or other advisors or representatives retained by Transom not to, (i) solicit or encourage the submission of any Takeover Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any third party any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, a Takeover Proposal, (iii) make or authorize any statement or recommendation in support of any Takeover Proposal, or (iv) enter into any agreement with respect to any Takeover Proposal.

     (b) Notwithstanding the foregoing paragraph (a), nothing contained in this
Section 6.8 shall prohibit the Board of Directors, executive officers or stockholders of Transom, or the investment bankers, attorneys, or other advisors or representatives retained by Transom from (x) participating in any discussions or negotiations with, or furnishing any information to, any third party that makes a Takeover Proposal (y) making or authorizing any statement or recommendation in support of any Takeover Proposal, or (z) entering into any agreement with respect to any Takeover Proposal if all of the following events shall have occurred: (i) EAI has been notified in writing of such Takeover Proposal within 24 hours of Transom's receipt thereof, including the identity of the party making the Takeover Proposal and the material terms thereof; (ii) such third party has made a written Takeover Proposal to the Board of Directors of Transom, which Takeover Proposal identifies a price or range of values to be paid and after consultation with Transom's investment bankers, the Board of Directors of Transom has determined that such Takeover Proposal is financially more favorable to the stockholders of Transom than the terms of the Merger;
(iii) Transom's Board of Directors reasonably believes after consultation with Transom's investment bankers, that such third party is financially capable of consummating the transactions specified in the Takeover Proposal; and (iv) the Board of Directors of Transom has determined, after consultation with its outside legal counsel, that its fiduciary duties require it to

(x) furnish information to and negotiate with such third party, (y) make or authorize any statement or recommendation in support of any Takeover Proposal, or (z) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, Transom shall not provide any non-public information to such third party unless (A) Transom has notified EAI in advance of any such proposed disclosure of non-public information and has provided EAI with a description of the information Transom intends to disclose; and (B) Transom provides such non-public information pursuant to a nondisclosure agreement in a form substantially similar to that certain Mutual Non-Disclosure Agreement dated August 27, 1997 (the "Non-Disclosure Agreement") between Transom and EAI.

     (c) In addition to the foregoing requirements, Transom shall not accept or enter into any agreement concerning a Takeover Proposal until at least 48 hours after EAI's receipt of a copy of such Takeover Proposal. Upon compliance with the requirements in the foregoing paragraph (b) and this paragraph (c), Transom shall be entitled to terminate this Agreement in accordance with the provisions of Section 8.1(d).

     (d) For purposes of this Agreement, "Takeover Proposal" means any proposal or offer for a merger, consolidation or other business combination involving Transom or any proposal or offer to acquire a material equity interest in, or a substantial portion of the assets of, Transom other than by EAI as contemplated by this Agreement.

     (e) Transom shall be entitled to furnish a copy of this Section 6.8 to any third party who expresses an interest in making a Takeover Proposal after the execution of this Agreement.

                                  ARTICLE VII.

                              CONDITIONS PRECEDENT

     7.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Approvals and Consents. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals"), all of the Consents necessary to consummate the transactions contemplated by this Agreement shall have been obtained, and all consents necessary to transfer all of Transom's right, title and interest to its facilities located at 201 South Main, Suite 300, Ann Arbor, Michigan, 48104 and 2133 Arch Street, 2nd Floor, Philadelphia, PA 19103 shall have been obtained in accordance with the lease thereof, and shall remain in full force and effect.

     (b) NNM Listing. The shares of EAI Common Stock which shall be issued to the stockholders of Transom upon consummation of the Merger shall have been authorized for listing on the NNM, subject to official notice of issuance.

     (c) Blue Sky. EAI shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the shares of EAI Common Stock pursuant to this Agreement and the Merger.

     (d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, materially restricts or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

     (e) EAI Stock Value. The EAI Stock Value shall be greater than or equal to $42.00 per share (subject to appropriate and proportionate adjustment in the event of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization of EAI Common Stock).

     (f) Transom Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite holders of the issued and outstanding shares of Transom Common Stock, Transom Series B Preferred Stock and, if required by law, Transom Series A Preferred Stock.

     (g) Warrant Conversion. The Warrant Conversion shall have been duly and validly effectuated.

     (h) S-4. The S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC.

     (i) Preferred Share Conversion. The Preferred Share Conversion shall have been duly and validly effectuated.

     7.2. Conditions to Obligations of EAI. The obligation of EAI to effect the Merger is also subject to the satisfaction or waiver by EAI at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Transom set forth in this Agreement that are qualified with reference to a Material Adverse Effect or materiality shall be true and correct, and the representations and warranties of Transom that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. EAI shall have received a certificate signed on behalf of Transom by the Chief Executive Officer and President, to the foregoing effect.

     (b) Performance of Obligations of Transom. Transom shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and EAI shall have received a certificate signed on behalf of Transom by the Chief Executive Officer and President to such effect.

     (c) Dissenters Rights. Holders of not more than ten percent (10%) of the outstanding Transom Stock (on a fully-converted basis) shall have validly exercised their "dissenters rights" pursuant to the DGCL.

     (d) Affiliates Agreements. EAI shall have received executed Affiliate Letters from each stockholder and each optionholder of Transom listed in Section
6.5 of the Disclosure Schedule as an "affiliate" of Transom.

     (e) Proprietary Information Agreements. Transom shall have in its personnel files an executed copy of Transom's confidentiality, noncompetition and nondisclosure from the employees of Transom previously disclosed in writing to EAI.

     (f) Tax Opinion. EAI shall have received a tax opinion from Ernst & Young, LLP in the form attached as Exhibit B (the "Tax Opinion").

     (g) Pooling of Interests Letter. EAI shall have received from Ernst & Young, LLP a letter dated on or about the date that is two business days prior to the date the Proxy Statement Prospectus that forms a part of the S-4 is first mailed to stockholders of Transom, in form and substance acceptable to EAI, to the effect that the business combination to be effected by the Merger will qualify for accounting as a "pooling of interests" by EAI for purposes of its consolidated financial statements under GAAP and applicable rules and regulations of the SEC, (the "Pooling of Interests Letter") and such letter shall not have been withdrawn or modified in any material respect on the Closing Date. EAI shall have received from Arthur Anderson a letter dated on or about the date that is two business days prior to the date the Proxy Statement/Prospectus that forms a part of the S-4 is first mailed to the stockholders of Transom, in form and substance acceptable to EAI, to the effect that Transom is a "poolable" entity for purposes of EAI's Consolidated Financial Statements under GAAP and applicable rules and regulations of the SEC ("Poolable Entity Letter"), and such letter shall not have been withdrawn or modified in any material respect on the Closing Date. No action shall have been taken or proposed by any Governmental Authority, and no statute, rule, regulation or order shall have been enacted, promulgated, issued or proposed by any Governmental Authority that would prevent EAI from accounting for the business combination to be effected by the Merger as a pooling of interests.

     (h) Legal Opinion; Closing Certificates. EAI shall have received from Morgan, Lewis & Bockius LLP, counsel to Transom, an opinion substantially in the form attached as Exhibit C. In addition, Transom shall provide EAI with such customary closing documents and certificates as EAI or its counsel shall reasonably request.

     (i) Certifications Regarding Tax Matters. EAI shall have received a certificate from Transom regarding tax matters substantially in the form attached as Exhibit D.

     (j) Material Adverse Change. There shall not have occurred any change which would constitute a Material Adverse Effect on Transom.

     (k) Severance Releases. Each person who has been an officer of Transom at any time since June 1, 1998 shall have executed and delivered to EAI a release, in a form reasonably satisfactory to EAI, of any rights to receive severance payments arising out of a resolution adopted by the Executive Committee of the Board of Directors of Transom on June 2, 1998.

     7.3. Conditions to Obligations of Transom. The obligation of Transom to effect the Merger is also subject to the satisfaction or waiver by Transom at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of EAI set forth in this Agreement that are qualified with a reference to materiality shall be true and correct, and the representations and warranties of EAI that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Transom shall have received a certificate signed on behalf of EAI by the Chief Executive Officer or the Chief Financial Officer of EAI to the foregoing effect.

     (b) Performance of Obligations of EAI. EAI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Transom shall have received a certificate signed on behalf of EAI by the Chief Executive Officer or the Chief Financial Officer of EAI to such effect.

     (c) Legal Opinion; Closing Certificates. Transom shall have received from Jamie A. Wade, General Counsel of EAI, an opinion substantially in the form attached as Exhibit E together with such customary closing documents and certificates as Transom or its counsel shall reasonably request.

     (d) Material Adverse Change. There shall not have occurred any change which would constitute a Material Adverse Effect on EAI and its subsidiaries, taken as a whole.

     (e) Tax Opinion. Transom shall have received the Tax Opinion.

     (f) Pooling of Interests Letter/Poolable Entity Letter. Transom shall have received the Pooling of Interests Letter from Ernst & Young LLP and the Poolable Entity Letter from Arthur Andersen LLP.

                                 ARTICLE VIII.

                           TERMINATION AND AMENDMENT

     8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Transom:

     (a) by mutual consent of Transom and EAI in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

     (b) by either the Board of Directors of Transom or the Board of Directors of EAI if any Governmental Authority which must grant a Requisite Regulatory Approval has denied approval of the Merger, or any Governmental Authority of competent jurisdiction shall have issued an order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

     (c) by either the Board of Directors of Transom or the Board of Directors of EAI (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if
(x) there shall have been a material breach of any of the representations or warranties or any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to October 31, 1998, (y) the Closing shall not have occurred on or before October 31, 1998; provided, however, that neither Board of Directors shall be entitled to terminate the Agreement pursuant to this clause (y) if the reason the Closing has not occurred by such date is because any Governmental Authority which must grant a Requisite Regulatory Approval has failed to act, the Transom stockholder meeting shall not have occurred in accordance with the requirements of the DGCL or some similar event beyond the control of both parties shall not have occurred by such date, or (z) the Closing shall not have occurred on or before December 31, 1998; or

     (d) by the Board of Directors of Transom (after consulting with its legal counsel), if , after compliance with the requirements of Section 6.8 hereof, such action is required for the Board of Directors to comply with its fiduciary duties to Transom and its stockholders as contemplated in Section 6.8 hereof; provided, however, if such action is taken by Transom, then (i) within 2 days of such termination Transom shall reimburse EAI for its out-of-pocket expenses (not to exceed $150,000) incurred in connection with the transactions contemplated by this Agreement; and (ii) if Transom shall consummate any transaction pursuant to a Takeover Proposal (x) within 12 months following the date of this Agreement, or (y) pursuant to a definitive agreement executed by Transom during such 12-month period, Transom shall also promptly pay to EAI $372,000 upon the occurrence of such transaction;

provided, however, if the Transom stockholder meeting shall have occurred and the Transom stockholders shall have voted with respect to approval of the Merger and the requisite vote necessary to approve the Merger shall not have been received, then this Agreement shall automatically be terminated as of the date of such Transom stockholder meeting without further action of any of the parties hereto and within 2 days of such termination Transom pay to EAI $75,000 as reimbursement for EAI's out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement (for which EAI shall not be required to account).

     8.2. Effect of Termination. In the event of termination of this Agreement by either Transom or EAI as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Transom or EAI or any of their directors or officers shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 8.1(d) and 9.1, the final proviso clause of Section 8.1 and this Section 8.2 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Transom nor EAI shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     8.3. Amendment; Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) amend any term or provision of this Agreement, (ii) extend the time for the performance of any of the obligations or other acts of the parties hereto, (iii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iv) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Transom, there may not be, without further approval of such stockholders, any amendment, extension or waiver of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the holders of Transom Common Stock hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such amendment, extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such amendment, extension or waiver or failure to insist on strict compliance with any obligation, covenant, agreement or condition in this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE IX.

                               GENERAL PROVISIONS

     9.1. Expenses. Except as set forth in Section 8.1(d) or the final proviso clause of Section 8.1, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

     9.2. Notices. All notices and other required communications hereunder shall be in writing and shall be deemed given: if delivered personally, when so delivered; if telecopied, on the date telecopied (provided there is written confirmation of receipt and a confirming notice or communication is delivered in the manner set forth herein) provided it is telecopied before 12:00 noon local time or otherwise the next business day; if mailed by registered or certified mail (postage prepaid and return receipt requested), on the date five days after deposit in the mail; or if delivered by overnight courier (with written confirmation of delivery to such courier), on the next business after such delivery, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to EAI, to:

         Engineering Animation, Inc.
         2321 North Loop Drive
         Ames, Iowa 50010
         Attention: Jamie A. Wade
         Vice President of Administration, General Counsel and Secretary
         Fax: (515) 296-6941

         with a copy to:

         Gardner, Carton & Douglas
         321 North Clark Street, Suite 3400
         Chicago, Illinois 60610
         Attention: Nancy M. Borders
         Fax: (312) 644-3381
and

     (b) if to Transom, to:

         Transom Technologies, Inc.
         201 South Main
         Suite 300
         Ann Arbor, MI 48104
         Attention: James D. Price, President and Chief Executive Officer
         Fax: (734) 761-7003

         with a copy to:

         Morgan, Lewis & Bockius LLP
         200 One Logan Square
         Philadelphia, PA 19103
         Attention: Stephen Jannetta
         Fax: (215) 963-5299

     9.3. Interpretation. When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section of or Schedule or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require EAI, Transom or any of their respective affiliates to take any action which would violate any applicable law, rule or regulation.

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

     9.4. Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement. The Agreement may be executed and delivered by facsimile transmission, and a facsimile of this Agreement or of a signature of a party shall be as effective as an original.

     9.5. Entire Agreement. This Agreement (including the Disclosure Schedule, Exhibits, documents and instruments referred to herein) and the Non-Disclosure Agreement constitute the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     9.6. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law which would result in the application of any other law.

     9.7. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.8. Publicity. Except as otherwise required by applicable law or the rules of the NNM, neither Transom nor EAI shall, or shall permit any of their respective affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld.

     9.9. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. This Agreement (including the Disclosure Schedule, Exhibits, documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     9.10. Knowledge and Awareness. As used in this Agreement, "knowledge" or "awareness" of any entity means the actual knowledge or awareness of such entity's officers and other persons exercising supervisory authority, and such knowledge or awareness as such entity's officers and other persons exercising supervisory authority should have had after reasonable investigation. Whenever the term "knowledge" or "awareness" is used to refer to the "knowledge" or "awareness" of Transom, such term shall include the "knowledge" or "awareness" of the directors, officers and other persons exercising supervisory authority over Transom and the stockholders of Transom who are active in the business of Transom.

     9.11. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, county, local or foreign law or statute shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     9.12. Pooling of Interests Accounting; Tax Free Reorganization. In the event that either EAI or Transom becomes aware of any provisions of this Agreement which would prevent the Merger from being accounted for as a pooling of interests or qualifying as a reorganization within the meaning of Section 368 of the Code, such parties shall negotiate in good faith with a view toward amending this Agreement in a manner which would permit the Merger to be accounted for as a pooling of interests or qualified as such a reorganization, as applicable.

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

     IN WITNESS WHEREOF, EAI, and Transom have caused this AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER to be executed by their respective officers thereunto duly authorized as of the date first above written.

ENGINEERING ANIMATION, INC.

By:        /s/ JAMIE A. WADE
    ----------------------------------

Name:           Jamie A. Wade
       -------------------------------

Title:          Vice President
     ---------------------------------

TRANSOM TECHNOLOGIES, INC.

By:       /s/ JAMES D. PRICE
    ----------------------------------
              James D. Price
      President and Chief Executive
                 Officer

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